Exhibit 10.19 (A)

EMPLOYMENT AGREEMENT

This Employment Agreement is made and entered into this 6th day of August, 2007, by and between Melody Sullivan (“Executive”) and American Wagering, Inc. (“AWI” or “Employer”) (individually each is a “party” or collectively, the “parties”).

Employer and Executive have determined to enter into an agreement concerning Executive’s employment as Chief Financial Officer (“CFO”);

For good and valuable consideration and in consideration of the mutual promises and mutual covenants contained herein, Employer and Executive agree as follows:

1.     EMPLOYMENT TERM.  This is a two (2) year Agreement as of the 6th day of August, 2007 (the “Hire Date”) and continuing for two (2) years until the 6th day of August, 2009, unless earlier terminated as hereinafter provided in Section 5.  This Agreement shall not be renewed without a written, signed Agreement executed by the

Employer and the Executive; however, the parties agree to review this Agreement six (6) months prior to the expiration date.

2.     DUTIES.

a.     During the term of this Agreement, Executive shall render full-time professional services to Employer consistent with the position of CFO.  Executive agrees to perform these duties in a competent and faithful manner and in accordance with Employer’s rules, practices, policies, and regulations, as generally in effect from time to time for all employees of Employer.  Executive shall observe and adhere to all applicable professional and ethical standards of her profession.  Executive shall be expected to work the reasonable hours and days necessary to meet the needs of Employer.  Executive will report directly to Employer’s Audit Committee (“Audit Committee”) of the Board of Directors (the “Board”) with secondary reporting to Employer’s Chief Executive Officer (“CEO”).

b.     Executive shall have hiring and firing authority over accounting/financing staff, with reasonable and comparable market salaries up to $50,000 per year.  Should Executive desire to hire or fire an accounting/financing staff person with a reasonable and comparable market salary in excess of $50,000 per year, Executive shall seek prior approval from the Audit Committee and the CEO.

c.     Executive shall be included on any decision to maintain, or in the selection of new representation of, Employer’s independent auditors and/or SEC counsel.

d.     Executive shall be appointed Treasurer of Employer and all wholly-owned subsidiaries.

3.     OTHER SERVICES AND ACTIVITIES.

a.     During the term of this Agreement, Executive shall devote substantially all of her professional work efforts to Employer’s practice.  Executive shall not engage in any other employment or remunerative activities unless such activities are first approved in writing by the Employer’s Chairman of the Audit Committee and the CEO.  Notwithstanding the foregoing, nothing contained herein shall preclude the Executive from: (a) serving on the boards of directors of other companies or organizations with the approval of the Board (not to be unreasonably withheld) or serving on the boards of directors of not-for-profit companies or organizations without the approval of the Board; (b) investing in and managing passive investments; or (c) pursuing her personal, financial and legal affairs provided that such activity does not materially interfere with the performance of the Executive’s obligations under this Agreement.

4.     COMPENSATION AND BENEFITS.

a.     Basic Salary.  Executive will be paid an annual salary of One Hundred Eighty Thousand Dollars ($180,000) payable by-weekly in twenty-six (26) equal installments (“Basic Salary”), less deductions or amounts as required to be deducted or withheld applicable law or regulation .  Basic Salary shall be prorated for the month in which employment commences or terminates, or in which employment is less than twelve (12) months in duration.

b.     Bonus.  Employer shall pay the Executive, in addition to the Basic Salary, a performance bonus equal to one percent (1%) of the Consolidated Pre-Tax Earnings of Employer for each fiscal year during the term of this Agreement (“Bonus”).  Consolidated Pre-Tax Earnings shall be equal to Consolidated Income Before Income Taxes as disclosed on the Consolidated Financial Statements of Employer.  Consolidated Income Before Income Taxes shall be determined in accordance with generally accepted accounting principles and shall exclude extraordinary, unusual and nonrecurring expenses as defined by generally accepted accounting principles.  Such Bonus shall be paid at the same time other employees are paid similar bonuses. Employer may, in its sole and absolute discretion, pay the Executive, in addition to the Basic Salary, a bonus at such times and in such amount as it may deem appropriate.

c.     401 (k).  Executive shall be entitled to participate in, with the same benefits as other employees pursuant to, Employer’s company sponsored 401 (k) plan with Employer making matching contributions at the annual rate of no less than four percent (4%) of the Basic Salary up to any limit imposed by federal law (“4% contribution”).  In the event Employer cannot obtain a waiver of the one (1) year waiting period for Executive to participate in Employer’s 401 (k) plan, at the same time Employer pays Executive the Bonus set forth in Subsection (b) above, Employer also shall pay Executive a one-time-only bonus of the 4% contribution would have made had Executive been allowed to participate.

d.     Paid Time Off.     During the term of this Agreement, Executive shall be entitled to maximum allowable paid time off (“PTO”) granted to employees of Employer, 20 days, and usable (and payable) in accordance with Employer’s Employee Handbook.

e.     Medical and Dental Insurance.   Employer shall provide for payment of Executive’s and dependents’ medical and dental insurance pursuant to Employer’s company sponsored plan(s).

f.      Reimbursement for Expenses.  Employer shall pay or reimburse Executive for all reasonable expenses actually incurred or paid by her during employment in the performance of the duties under this Agreement pursuant to Employer’s policy within a reasonable time of presentation of such bills, expenses statements, vouchers or such other supporting information as CEO and/or the Audit Committee may reasonably require.  Such expenses include, but are not limited to, seminars and training necessary to complete mandatory continuing professional education (“CPEs”) to maintain Certified Management Accountant credential.  In the event Employer requires Executive to travel on business during the term, Executive shall be reimbursed for any travel expenses in accordance with Employer’s policy. Employer accepts financial responsibility for all fees, costs and expenses due to gaming related investigations and licensing.

g.     Stock Options.     Executive shall be entitled to receive 30,000 non-qualified stock options (“Stock Options”) in AWI, to be granted on the Hire Date at the closing market price of the common stock (“BETM”). These stock options shall be vested 10,000 non-qualified shares per year over three years, at the annual anniversaries following the Hire Date. These stock options will be granted under the Employer’s Stock Option Plan and are subject to that plan’s conditions.

5.     TERMINATION OF EXECUTIVE.  Rights and Duties. If Executive’s employment is terminated, she shall be entitled to the amounts or benefits set forth in this Section 5, beyond which Employer and Executive shall have no further obligations to each other, except Executive’s confidentiality and other obligations under Section 6, the parties’ mutual arbitration obligations under Section 8, or as set forth in any written agreement the parties subsequently enter into.

a.     TERMINATION FOR CAUSE.  Employer may terminate Executive’s employment under this Agreement and all of its obligations hereunder at any time for cause, as defined below.  Depending on the severity of the alleged wrong-doing and prior to terminating Executive’s employment, (i) Employer’s Audit Committee, shall conduct a good faith, internal investigation into allegations of wrong-doing made against Executive.  During this internal investigation, the Audit Committee may place Executive on paid leave of absence.  The Audit Committee shall take reasonable precautions to maintain the confidentiality of the internal investigation but cannot guaranty absolute confidentiality.  Upon completion of the internal investigation, the Audit Committee shall provide Executive with written notice setting forth the Audit Committee’s good faith belief that it has cause to terminate the Agreement, and (ii) within thirty (30) days of receiving the Audit Committee’s written notice, provide Executive with an opportunity to be heard, with counsel present, by the full Board of Directors.  Within three (3) days of the meeting with Executive, Employer shall either reinstate Executive’s employment or terminate Executive’s employment with written notice to Executive or Executive’s counsel, if obtained, subject to arbitration, in accordance with Section 8.  Upon termination of Executive’s employment and this Agreement for Cause, Employer shall pay Executive that portion of accrued, but unpaid Basic Salary and Reimbursement for Expenses (x) properly incurred before the termination date, (y) supported by vouchers or receipts, and (z) provided to Employer within thirty-three (33) days of Executive’s termination for Cause.  Executive shall forfeit (i) all unvested Stock Options issued or issuable, (pursuant to the Employer’s Stock Option Plan), (ii) any unpaid Bonus, and (iii) any accrued but unused PTO.  Except as set forth in the preceding two (2) sentences and as otherwise required by law (such as COBRA benefits or 401 (k) Plan rights) , all of Executive’s rights to compensation hereunder shall be terminated, in the event of termination for Cause, as of the termination date.  “Cause” shall mean, without limitation, any of the following events: (a) Executive’s material failure or refusal to comply with this Agreement; (b) Executive’s gross negligence or willful misperformance of her Duties; (c) Executive is convicted or pleas nolo contender of a felony or any other crime involving moral turpitude or dishonesty which, in the good faith opinion of Employer, would impair Executive’s ability to perform her duties or be detrimental to Employer’s business reputation; (d) Executive’s failure or refusal to comply with (i) Employer’s policies, practices, standards or regulations, (ii) any governmental or regulatory agency’s laws, rules, regulations, policies, or codes to which Employer is subject, or (ii) reasonable and lawful directives of the Audit Committee or CEO (other than by reason of physical or mental illness, injury, or condition); (e) Executive’s unauthorized disclosure of Employer’s trade secrets and other confidential business information; (f) Executive’s unsatisfactory job performance including, but not limited to, Executive’s failure to devote substantial time and attention to the performance of his/her duties for Employer; (g) Executive’s breach of her duty of loyalty; (h) Executive’s act of fraud, misrepresentation, theft or embezzlement or the misappropriation of Employer assets; and/or Executive becoming barred or prohibited by the U.S. Securities and Exchange Commission from holding her position with Employer.

b.     TERMINATION FOR ILLNESS OR DISABILITY OF EXECUTIVE.  If Executive is unable to perform her Duties for Employer for a period of more than sixty (60) consecutive days or one hundred twenty (120) for at least calendar days, whether or not consecutive, in any 365 calendar day period due to a “disability” as defined by 42 U.S.C.A. § 12101 et seq., Americans with Disabilities Act of 1990 (the “ADA”), and as except as prohibited by applicable law, Employer may terminate this Agreement upon not less than thirty (30) days written notice to the Executive.  Duties are defined set forth in Section 2.  Upon termination of this Agreement, Employer shall pay Executive for the remaining months of Basic Salary payable under this Agreement as if it had not terminated (“Pay-Out Basic Salary”), Reimbursement for Expenses, and any accrued but unused PTO. In exchange for Executive’s execution of a separation agreement, approved by the Executive and mutual general release, in a form supplied by

Employer, within three (3) days after the termination and Executive does not subsequently properly revoke the release, Employer shall continue to pay Executive six (6) months of additional Basic Salary, plus her vested Stock Options pursuant to the Employer’s Stock Option Plan.

c.     DEATH OF EXECUTIVE.  This Agreement will terminate immediately upon the death of the Executive.  If Executive dies during the term of this Agreement, Employer shall pay Executive Pay-Out Basic Salary, Reimbursement for Expenses, and any accrued but unused PTO, through date of death.  In exchange for Executive’s estate’s execution of a general and mutual release, in a form supplied by Employer, within three (3) weeks after the termination and Executive’s estate does not subsequently properly revoke the release, Employer shall continue to pay Executive’s estate six (6) months of additional Basic Salary plus her vested Stock Options pursuant to the Employer’s Stock Option Plan.

d.     TERMINATION WITHOUT CAUSE.  Employer may terminate Executive’s employment at anytime for any reason, and without advance notice.  If Executive is discharged by Employer for a reason other than for “Cause” or for “death” or “Disability,” she will receive Pay-Out Basic Salary, Reimbursement for Expenses, any accrued but unused PTO. In addition, Executive will receive the following special benefits provided she signs a separation agreement and general release, both  in a form mutually agreed to by the parties, within three (3) days after her employment ends and does not subsequently properly revoke the release: (i) A lump sum payment of six (6) months Basic Salary; (ii) any Bonuses awarded but not paid, (iii) continuation of medical and dental insurance at the Company’s expense for six (6) months, and (iv) all Stock Options to become immediately vested and exercisable in accordance with Employer’s Stock Option Plan.

e.     RESIGNATION WITH GOOD REASON.  If Executive resigns for Good Reason, her employment will end on her last date of work and she will receive Pay-Out Basic Salary, Reimbursement for Expenses, any accrued but unused PTO. In addition, Executive will receive the following special benefits provided she signs a separation agreement and general release, both  in a form mutually agreed to by the parties, within three (3) days after her employment ends and does not subsequently properly revoke the release: (i) A lump sum payment of twelve (12) months Basic Salary; (ii) any Bonuses awarded but not paid, (iii) continuation of medical and dental insurance at the Company’s expense for twelve (12) months, and (iv) all Stock Options to become immediately vested and exercisable in accordance with Employer’s Stock Option Plan.:

i)      Demotion. Except for a paid leave of absence during an internal investigation as described in Section

5(a), Executive’s duties or responsibilities are substantially and adversely diminished from those in effect immediately before such event other than merely as a result of Employer ceasing to be a public company.

ii)     Failure to Disclose.  Employer fails to disclose material financial or related information to Executive.

iii)    Breach of Promise. Employer materially breaches this Agreement or fails to pay Executive any compensation within ten (10) days after it is due, for any reason other than Employer’s failure was due to incidents beyond Employer’s control—which may include, but are in no way limited to: (i) Computer or network problems with Employer’s or a vendor’s payroll software program; (ii) destruction of Employer’s corporate office or business interruption due to fire, flood, natural disaster, riot, other incidents of calamity, terrorism, or acts of war; and/or (iii) acts of God.

iv)   Failure to Maintain Adequate D&O Liability Insurance.  Employer fails to obtain and/or maintain adequate amounts of coverage of directors’ and officers’ liability insurance as recommended or directed by the Audit Committee.

v)    Change of Control.  Executive and Employer agree that Executive may resign for Good Reason due to change of control, receiving the greater of  (i) the balance due as set forth in the remainder of the full term of this Agreement regarding: any and all unpaid Basic Salary, Reimbursement for Expenses, any accrued but unused PTO, vested and unvested Stock Options, and a pro rata share of Bonus, or (ii) twelve (12) months of Basic Salary, Reimbursement for Expenses, any accrued but unused PTO, vested and unvested Stock Options, and a pro rata share of Bonus; whichever is greater. Payments of either (i) or (ii) above are to be paid within 30 days of Executive’s resignation for Good Reason due to Change of Control. Change of Control is defined below.

(1)   A “Change of Control,” means the occurrence of any of the following:

(a)   Any transaction involving Employer as a direct party, whether voluntarily or involuntarily, that results in the acquisition by a group, (as such term is used in Section 13(d)(3) of the Exchange Act ) excluding the current majority shareholders of record owning at least 500,000 shares common stock of Employer (as of the Hire Date of this Agreement), of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 51% of the aggregate outstanding voting power of capital stock of Employer (in respect of the general power to elect directors), as a result of  a merger, acquisition, consolidation, dissolution, whether or not by operation of law, or any other manner requiring approval and/or licensure by the Nevada Gaming Authorities prior to the completion of the anticipated transaction including, but limited to, a transaction between Employer and a third Person that results in a merely a transfer of Employer’s securities on one hand or a transfer of all or substantially all of Employer’s assets.  A Change of Control does not constitute a “going private transaction” in which current majority shareholders of record owning at least 500,000 shares common stock of Employer (as of the Hire Date of this Agreement) retain control of the newly private entity (“newco”); this Agreement is assigned to newco; and Executive’s job duties with newco remain substantially the same as set forth in this Agreement.

vi)   Notice of Prospective Action. Executive is officially notified (or it is officially announced) that Employer will take any of the actions listed above during the term of this Agreement.  However, an event that is or would constitute Good Reason shall cease to be Good Reason if: (i) Executive does not terminate employment within thirty (30) days after the event occurs with knowledge of Executive (except for a Change of Control); or (ii) Employer reverses   the action or cures the default that constitutes Good Reason within thirty (30) days after Executive notifies Employer in writing that Good Reason exists before Executive terminates employment. If Executive has Good Reason to terminate employment, she may do so even if she is on a leave of absence due to physical or mental illness or any other reason, but she must do so before her actual or constructive Disability termination as defined herein.

vii)  Disputes Under This Section. All disputes relating to this Agreement, including disputes relating to this Section 5, shall be resolved by final and binding arbitration under Section 8.

f.      VOLUNTARY RESIGNATION.  Employer may accept Executive’s voluntarily termination her employment and this Agreement effective on (i) the date set forth in Executive’s ninety (90) days written notice, (ii) any earlier date, or (iii) the filing date of Employer’s Annual Report on Form 10-KSB if Employer is preparing for or in the process of closing the year end books.   Upon Executive’s voluntary resignation, Employer shall pay Executive that portion of accrued, but unpaid Basic Salary through termination date and Reimbursement for Expenses (x) properly incurred before the termination date, (y) supported by vouchers or receipts, and (z) provided to Employer within five (5) days of Employer accepting Executive’s written notice to voluntarily resign, and (z) any accrued but unused PTO.  Executive shall forfeit (i) all unvested Stock Options issued or issuable, pursuant to the Employer’s Stock Option Plan and (ii) any unpaid Bonus.  Except as set forth in the preceding two (2) sentences and as otherwise required by law, such a 401(k) Plan benefits and Cobra benefits, all of Executive’s rights to compensation hereunder shall be terminated, in the event of  Voluntary Resignation, as of the termination date.

6.     CONFIDENTIALITY AND NON-COMPETITION.

a.     Definitions:

i)      The term “confidential information” refers to Employer’s ideas, creations, works of authorship, works of visual art, business documents, contracts, licenses, business and non-business relationships, correspondence, operations, manuals, performance manuals, operating data, projections, bulletins, supplier and customer lists and data, sales data, cost data, profit data, strategic planning data, financial planning data, designs, proposed logos, proposed motifs, proposed trademarks or service marks, test results, product or service literature, product or service concepts, manufacturing or sales techniques, process data, specification data, know how, show how, software, data bases, research and development information and data that is marked “confidential” or “proprietary” or should be reasonably understood to be confidential.

ii)     The term “trade secrets” means unpublished inventions or works of authorship as well as all information possessed by and/or developed by and/or for Employer, including a formula, pattern, compilation, program device, method, technique, or process to which all of the following apply: (i) the information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; (ii) the information is the subject of efforts to maintain its secrecy that are reasonable under the circumstances; and/or (iii) the information is reasonably the subject of trade secret protection under relevant and applicable state statutes (including, without limitation, the Uniform Trade Secrets Act as enacted in Nevada).

iii)    The term “work of authorship” means any computer program, code or system as well as any literary, pictorial, sculptural, graphic or audio visual work, whether published or unpublished, and whether copyrightable or not, in whatever form and jointly with others that (i) relates to any of Employer’s existing or potential products, practices, processes, formulations, manufacturing, engineering, research, equipment, applications or other business or technical activities or investigations; and/or  (ii) relates to ideas, work or investigations conceived or carried on by Employer, or Executive in connection with or because of performing services for Employer.

iv)   Executive shall not be under any obligation to maintain in confidence, any information (or portion thereof) disclosed to her by Employer to the extent that such information: (a) is in the public domain at the time of disclosure; (b) following disclosure, becomes generally known or available through no action or omission on the part of Executive in violation of this Agreement; (c) is furnished to others by Employer without restriction on disclosure; or (d) is known, or becomes known, to Executive from a source other than Employer or its representatives, provided that disclosure by such source is not in breach of a confidentiality agreement with Employer of which Executive, or (e) is aware; or is independently developed by Executive without violating any of its confidentiality obligations under this Agreement.

b.     Confidentiality:

i)      Executive agrees that she will not directly or indirectly use or disclose any of Employer’s confidential information, trade secrets, and/or works of authorship whether in written, verbal, or model form, at any time or in any manner, except as required in the conduct of Employer’s business or as expressly authorized by CEO in writing.  The obligations of this Agreement are continuing and survive the termination of Executive’s employment with Employer.  Executive agrees to take all reasonable precautions within her control to protect against the unauthorized disclosure of inventions, works of authorship, trade secrets, and/or confidential information possessed by and/or developed by and/or for Employer.   Executive acknowledges and agrees that such confidential information, trade secrets, and/or works of authorship constitute Employer’s sole and exclusive property.

ii)     Executive shall not remove from Employer any confidential information, trade secrets, works of authorship, and/or any other documents pertaining to Employer’s business, unless expressly authorized by CEO in writing.  Upon termination of her employment, Executive shall turn over to Employer the originals, plus all copies, of any and all papers, documents and things, including information stored for use in or with computers and software (regardless of whether information is stored on such computers or software is/are personal or Employer supplied) all files, Rolodex cards, phone books, notes, price lists, bids, notebooks, books, memoranda, drawings, tools, or other documents: (1) made, compiled by, or delivered to Executive concerning any customer served by Employer, or personnel of Employer, or any product, equipment, software, or process manufactured, used, developed, designed, computer code written, or investigated by Employer; (2) containing any confidential information and/or trade secrets; or (3) otherwise relating to Executive’s performance of duties under this Agreement.  Executive further acknowledges and agrees that all such documents are Employer’s sole and exclusive property.

c.     Non-Competition:

i)      Executive agrees that during her employment and for a period of six (6) months immediately following the expiration or termination of employment for any reason, Executive shall not be employed by or perform independent contract services in the State of Nevada for any entity engaged in the race and sports business, including but not limited to, offering financial services or project management services to an entity that desires to exploit Executive’s knowledge of the race and sports business—gained as a direct result of Executive’s employment with Employer.  For example, Executive may take an employment position with or perform consulting services for (i) a hotel/casino entity that operates a race and sports book and/or (ii) vendors of race and sports book hardware and/or software so long as Executive’s job description does not permit Executive to use or exploit her knowledge of the race and sports book industry, including but not limited to confidential information and/ trade secrets of Employer or any of its subsidiaries, in the performance of her duties.  Further, Executive expressly covenants and agrees that during the term of her employment and for a period of six (6) months immediately following the expiration or termination of such employment for any reasons, she will not: (i) induce, attempt to induce, or encourage, or cooperate in, cause, or permit any person or entity to induce or encourage, any employees or agents of the Employer to terminate or materially alter any relationship with the Employer; (ii) take any action to disturb the existing business and/or customer relationships of the Employer and/or solicit business or referral sources from Employer’s customers or vendors; or (iii) induce, attempt to induce, or encourage, or cooperate in, cause, or permit any person or entity to induce or encourage any of Employer’s customer’s or vendor’s to terminate or materially alter any relationship with the Employer.

ii)     The parties agree that the restrictions and limitations contained in this Section 6 are reasonable as to scope and duration and are necessary to protect Employer’s interests and to preserve for Employer the competitive advantage derived from maintaining its business practices, unconsolidated financials, information, trade secrets, and business relationships as confidential.  In the event that any of the restrictions and limitations contained in this Section are deemed to exceed the time or geographic limitations permitted by Nevada law, then such provisions of this Section shall be reformed to the maximum time and geographic limitations permitted by Nevada law.

7.     BREACH OF CONFIDENTIALITY AND NON-COMPETITION DUTIES.

a.     Upon a breach of the duties and obligations set forth in Section 6 above, Employer may immediately apply for injunctive relief from any court with jurisdiction over the breach of this Agreement, and Employer will be entitled to recover its reasonable costs and attorney’s fees, if it prevails.

i)      In addition, the parties agree that the damages to Employer that would result from Executive’s breach of her duties contained herein may be extremely difficult or impossible to ascertain, and that if that is the case, Employer will be entitled to recover for each breach of the Executive’s obligations under this Agreement, liquidated damages from Executive in the amount of three (3) months’ worth of Executive’s salary at termination of employment.  The parties expressly agree that this liquidated damages provision is reasonable under the provisions of Nevada law and is not intended as a penalty.  In addition, the parties agree that this clause does not limit Employer’s right to obtain any other relief and/or damages due to Executive’s breach of his/her obligations under this Agreement, and is instead meant only to provide for damages to Employer should it be unable to prove actual damages from Executive’s breach.

ii)     The remedies set forth above shall be cumulative and nonexclusive and shall be in addition to any other remedy to which Employer may be entitled.  Upon any breach of Section 6 by Executive, Employer may seek to recover damages under any and all potential causes of action.  Should Employer have to initiate litigation for monetary or injunctive relief, it shall be entitled to recover from Executive its reasonable costs and attorney’s fees, if it prevails.

8.     ARBITRATION.

i)      Except for a claim by Employer to enforce the provisions of Section 7 and/or a claim for injunctive relief, any dispute or difference of opinion between Executive and Employer involving the meaning, interpretation, and application of any provision of this Agreement shall be adjusted exclusively through binding arbitration in Las Vegas, Nevada.  The parties agree to first attempt to mutually select an arbitrator, and further agree that if no agreement can be reached, they shall request a panel of arbitrators according to National Rules for the Resolution of Employment Disputes of the American Arbitration Association.  In the event an arbitrator panel is requested, the panel shall consist of members of the Employment Dispute Resolution Roster residing in either Southern California or Southern Nevada.  The award of the arbitrator shall be final and binding on the parties.  The arbitrator shall have the authority to determine whether the Employer and/or grievant has proven her or its case by a preponderance of the evidence and shall have no authority, jurisdiction, or power to amend, modify, nullify, or add to the provisions of this Agreement.  Costs and fees shall be borne by each party with the exception of proceedings by the Employer to enforce the rights and duties contained in Section 7 supra.  No request to arbitrate will be entertained or processed unless it is received in writing by either party to this Agreement within one hundred and twenty (120) calendar days following the occurrence of the event giving rise to the dispute.

ii)     With respect to arbitration of any violation of Section 7 above, the arbitrator shall have only the authority to determine whether Employer has proven a breach by a preponderance of the evidence.  If so, Employer is automatically entitled to the liquidated damages and reasonable attorney’s fees as set forth in Section 7.

iii)    To the extent that the National Rules for the Resolution of Employment Disputes conflict with this Section, this Section shall govern.

9.     NOTICES.

a.     Any notice required or desired to be given under this Agreement, by either party to the other shall be in writing and may be affected by personal delivery or by registered or certified mail at the addresses listed below or at such other addresses as either party may notify the other:

i) if to Employer, to:	Victor Salerno
American Wagering, Inc.
675 Grier Drive
Las Vegas, Nevada 89119

ii) if to Executive, to:	Melody Sullivan
188 Ultra Drive
Henderson, NV 89074

b.     Notices personally delivered will be deemed effective upon receipt.  Notices sent by registered or certified mail will be deemed effective three (3) days after mailing.

10.  CONSTRUCTION OF AGREEMENT.

a.     Enforcement:        This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Nevada.  In case any one or more provisions contained in this Agreement shall, for any reason, be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unforceability, shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.  If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

b.     Amendments:        This Agreement may be amended or modified only by a writing executed and agreed upon by both parties.

c.     Waiver:  Waiver by either party of any term or condition of this Agreement or any breach thereof will not operate or be construed as a waiver of any other term of condition or subsequent breach.  No waiver shall be binding unless executed in writing by the party making the waiver.

d.     Merger:  This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements, arrangements, negotiations, and communications between the parties, whether oral or written.

e.     Headings:  The headings of the Paragraphs of this Agreement are for convenience only and shall not affect the construction or interpretation of any of its provisions.

11.  ASSIGNMENT.

a.     Executive acknowledges that her services are unique and personal and, accordingly, that Executive may not assign her rights or delegate any of her duties and obligations under this Agreement.  Employer’s rights and obligations under this Agreement will inure to the benefit of, and be binding upon, Employer’s successors and assigns.

12.  REVIEW/UNDERSTANDING OF AGREEMENT.

Each party to this Agreement has had the opportunity to review the Agreement with legal counsel of his/her or its choice and has had the opportunity to modify or eliminate any ambiguous provisions.  Therefore, it is agreed that each party hereto is considered a drafter of this Agreement and that the contract interpretation rule which holds that ambiguities are to be interpreted against the drafting parties is expressly waived by the parties.

13.  COUNTERPARTS.

This Agreement may be executed in any number of counterparts conformed by facsimile signatures transmitted by telephone, PDF, or electronic signatures, all of which shall be deemed a duplicate original.

EMPLOYER			EXECUTIVE

By:	/s/ Victor Salerno	By:	/s/ Melody Sullivan
	American Wagering, Inc. Name: Victor Salerno Its: Member of Board of Directors, CEO Date signed: 08-06-2007		Name: Melody Sullivan Position accepted : Chief Financial Officer Date signed: 08-06-2007

EMPLOYER

By:	/s/Judith Zimbelmann
American Wagering, Inc. Name: Judith Zimbelmann Its: Member of the Board of Directors Date signed: 08-06-2007

EMPLOYER

By:	/s/ Robert Barengo
American Wagering, Inc. Name: Robert Barengo Its: Member of the Board of Directors Date signed: 08-06-2007

EMPLOYER

By:	/s/ W. Larry Swecker
American Wagering, Inc. Name: W. Larry Swecker Its: Member of the Board of Directors Date signed: 08-06-2007

EMPLOYER

By:	/s/ Bruce Dewing
American Wagering, Inc. Name: Bruce Dewing Its: Member of the Board of Directors Date signed: 08-06-2007